Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries	Jurisdiction of Incorporation
VinFast Commercial and Services Trading LLC	Vietnam
Vingroup Investment Vietnam JSC	Vietnam
VinFast Trading and Production JSC	Vietnam
VinES Energy Solutions JSC	Vietnam
VinES Ha Tinh Energy Solution JSC	Vietnam
VinFast Auto, LLC	United States
VinFast Manufacturing US, LLC	United States
VinFast USA Distribution, LLC	United States
Vingroup USA, LLC	United States
VinES USA, LLC	United States
VinFast Auto Canada Inc.	Canada
VinFast Engineering Australia Pty Ltd	Australia
VinFast France S.A.S	France
VinFast Germany GmbH	Germany
VinFast Netherlands B.V	Netherlands
VinFast Auto India Private Limited	India
PT Vinfast Automobile Indonesia	Indonesia
VinFast Auto (Thailand) Co., Ltd.	Thailand
VinFast Auto Philippines Corp.	Philippines
VinFast UK Ltd.	United Kingdom
VinFast Auto México, S. DE R.L DE C.V.	Mexico
VinFast Middle East FZE	United Arab Emirates
VinFast Kazakhstan LLP	Kazakhstan
VinFast Auto Nigeria Ltd	Nigeria
SpecCo Ltd (*)	Cayman Islands

(*) SpecCo Ltd will be deemed to be dissolved on April 24, 2024.